EXHIBIT 3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.

CHILCO RIVER HOLDINGS, INC.

11% Convertible Debenturedue
April 19, 2012

No. CD - A001 Dated: April 19, 2007	US$1,000,000

        For value received, CHILCO RIVER HOLDINGS, INC., a Nevada corporation (the “Maker”), hereby promises to pay to the order of Chung Lien Investment Management Limited, a corporation organized under the laws of Hong Kong (together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of One Million U.S. Dollars ($1,000,000), together with interest thereon.

        All payments under or pursuant to this 11% convertible debenture (“Debenture”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A, subject to the provisions of this Debenture, including the conversion rights set forth herein. The outstanding principal balance of this Debenture shall be due and payable on April 19, 2012 (the “Maturity Date”) or at such earlier time as provided herein. The payment obligations under this Debenture is secured by that certain Pledge Agreements between the Holder and David Liu and Tom Y. Liu, respectively, all of which dated as of the date hereof.

ARTICLE I

        Section 1.1    Subscription Agreement. This Debenture has been executed and delivered pursuant to the Subscription Agreement dated as of April 19, 2007 (the “Subscription Agreement”) by and between the Maker and the Holder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Subscription Agreement.

        Section 1.2    Interest.

        (a)        Beginning on the issuance date of this Debenture (the “Issuance Date”), the outstanding principal balance of this Debenture shall bear interest, in arrears, at a rate per annum equal to eleven percent (11%) payable monthly beginning on April 19, 2007, and thereafter on the last day of each calendar month, payable at the option of the Maker in cash or shares of the Maker’s common stock, par value $0.001 per share, (the “Common Stock”). The number of shares of Common Stock to be issued as payment of accrued and unpaid interest shall be determined by dividing (a) the total amount of accrued and unpaid interest to be converted into Common Stock by (b) the greater of (i) $0.75 or (ii) the Conversion Price (as defined in Section 3.2(a) due hereof) on the day five business days prior to the date the interest payment is due. Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of twelve percent (12%) and the maximum applicable legal rate per annum.

        (b)        Any and all payments by the Maker to or for the account of the Holder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding (i) taxes imposed on or measured by such Holder’s overall net income (whether on an exclusive, alternative or multiple basis), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political ‘subdivision thereof) and (ii) taxes imposed due to failure on the part of such Holder to provide the Maker on a timely basis with proper and duly executed certification for an available exemption from or reduction in the rate of, withholding under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) or other applicable laws (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). Notwithstanding any provision in this Debenture to the contrary, the Maker shall not be obligated to make any payment free and clear of any U.S. withholding Tax if (i) the Holder is not eligible for protection from the imposition of such Tax under the provisions of Section 871(h) or 881(c) of the Code, or (ii) the Holder fails to provide the Maker, promptly upon the Maker’s written request, with written confirmation in form and content satisfactory to the Maker that the Holder is eligible for such protection.

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        (c)        In addition, the Maker agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Debenture or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Debenture (hereinafter referred to as “Other Taxes”).

        (d)        U.S. Withholding Tax.

                  (i)        If the Holder is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Holder shall deliver to the Maker, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Holder and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Holder by the Maker pursuant to this Debenture) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Holder by the Maker pursuant to this Debenture) or such other evidence satisfactory to the Maker that such Holder is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code. Thereafter and from time to time, each such Holder shall (A) promptly submit to the Maker such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Maker of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Holder by the Maker pursuant to this Debenture, (B) promptly notify the Maker of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Holder, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable laws that the Maker make any deduction or withholding for taxes from amounts payable to such Holder.

                  (ii)        If the Holder is not a “United States person” within the meaning of Section 7701(a)(3) of the Code, such Holder hereby represents that it is not a “bank” as that term is used in Section 871(h) of the Code and does not own directly, indirectly or constructively 10 percent or more of the total combined voting power of all classes of stock of the Maker.

                  (iii)        The Holder, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Holder under this Debenture (for example, in the case of a typical participation by such Holder), shall deliver to the Maker on the date when such Holder ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Maker (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Holder as set forth

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above, to establish the portion of any such sums paid or payable with respect to which such Holder acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Holder chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Holder is not acting for its own account with respect to a portion of any such sums payable to such Holder.

                  (iv)        The Maker may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under this Debenture with respect to which the Maker is not required to pay additional amounts under this Section 1.2.

        (e)        Upon the request of the Maker, each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Maker two duly signed completed copies of IRS Form W-9. If such Holder fails to deliver such forms, then the Maker may withhold from any interest payment to such Holder an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

        Section 1.3    Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of Nevada, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

        Section 1.4    Transfer. This Debenture may be transferred or sold, subject to the provisions of Section 4.8 of this Debenture, or pledged, hypothecated or otherwise granted as security by the Holder.

        Section 1.5    Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Debenture (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Debenture, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE II

EVENTS OF DEFAULT; REMEDIES

        Section 2.1    Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Debenture:

        (a)        the Maker shall fail to make the payment of any amount of principal outstanding on the date such payment is due hereunder; or

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        (b)        the Maker shall fail to make any payment of interest in shares of Common Stock or cash for a period of five (5) business days after the date such interest is due; or

        (c)        the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

        (d)        a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days.

        Section 2.2    Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holder of this Debenture may at any time at its option, (a) declare the entire unpaid principal balance of this Debenture, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 2.1 (c) or (d), the outstanding principal balance and accrued interest hereunder shall be automatically due and payable, (b) subject to Section 3.4 hereof, demand that the principal amount of this Debenture then outstanding shall be converted into shares of Common Stock at a Conversion Price per share calculated pursuant to Section 3.1 hereof and demand that all accrued and unpaid interest under this Debenture shall be converted into shares of Common Stock in accordance with Section 1.2 hereof, or (c) exercise or otherwise enforce any one or more of the Holder’s rights, powers,

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privileges, remedies and interests under this Debenture, the Subscription Agreement or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION; PREPAYMENT

      Section 3.1    Conversion.

        (a)        At any time when the outstanding principal balance or accrued and unpaid interest thereof becomes due, this Debenture shall be convertible (in whole or in part), at the option of the Maker (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing (x) that portion of the outstanding principal balance or due interest payment under this Debenture as of such date that the Maker elects to convert by (y) the Conversion Price (as defined in Section 3.2(a) hereof) then in effect on the date on which the Maker faxes a notice of conversion (the “Conversion Notice”), duly executed, to the Holder (at the office of the Corporation (as set forth below), Attn.: President) (the “Conversion Date”), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.5 below. The Holder shall deliver this Debenture to the Maker at the address designated in the Subscription Agreement at such time that this Debenture is fully converted.

      Section 3.2    Conversion Price.

        (a)        The term “Conversion Price” shall be the greater of (i) US$0.75 per share (the “Benchmark Price”), or (ii) 70% of the 5-day average market trading price of the Common Stock as reported by Bloomberg immediately preceding the dated of conversion, subject to adjustment under Section 3.5 hereof.

      Section 3.3    Mechanics of Conversion.

        (a)        Not later than three (3) Trading Days after any Conversion Date, the Maker or its designated transfer agent, as applicable, shall issue and deliver, by express courier a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of this Debenture (the “Delivery Date”).

        (b)        Except as otherwise provided in Section 3.3(a), certificates representing shares of Common Stock issued pursuant to the conversion of this Debenture shall bear a legend substantially in the form of the legend set forth on the first page of this Debenture Certificate to the extent that and for so long as such legend is required pursuant to applicable law.

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      Section 3.4    Ownership Cap and Certain Conversion Restrictions.

        (a)        Notwithstanding anything to the contrary set forth in Section 3 of this Debenture, at no time may the Holder convert all or a portion of this Debenture if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon the Holder providing the Maker with a Waiver Notice that the Holder would like to waive Section 3.4(a) of this Debenture with regard to any or all shares of Common Stock issuable upon conversion of this Debenture, this Section 3.4(a) shall be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice; provided, further, that this provision shall be of no further force or effect during the sixty-one (61) days immediately preceding the Maturity Date.

      Section 3.5    Adjustment of Conversion Price.

        (a)        The Benchmark Price shall be subject to adjustment from time to time as follows:

                  (i)        Adjustments for Stock Splits and Combinations. If the Maker shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Benchmark Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Benchmark Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3.5(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

                  (ii)        Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Benchmark Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Benchmark Price then in effect by a fraction:

                      (1)        the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                      (2)        the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance.

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or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                  (iii)        Adjustment for Other Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Debenture shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker which they would have received had this Debenture been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.5(a)(iii) with respect to the rights of the holders of this Debenture; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

                  (iv)        Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of this Debenture at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.5(a)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.5(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Debenture into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                  (v)        Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Maker (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 3.5(a)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 3.5(a)(iv)), or a merger or consolidation of the Maker with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Maker’s properties or assets to any

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other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Maker or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.5(a)(v) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 3.5(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Debenture) shall be applied after that event in as nearly an equivalent manner as may be practicable.

        (b)        Record Date. In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

        (c)        No Impairment. The Maker shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment.

        (d)        Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Debenture pursuant to this Section 3.5, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Debenture. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least five percent (5%) of such adjusted amount.

        (e)        Issue Taxes. The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Debenture pursuant thereto; provided,

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however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

        (f)        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall round all fractional shares down.

        (g)        Reservation of Common Stock. The Maker shall at all times when this Debenture shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Debenture and all interest accrued thereon.

        (h)        Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of this Debenture or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

      Section 3.6    Prepayment.

        (a)        Prepayment Upon an Event of Default. Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Sections 2.1 hereof, the Holder shall have the right, at such Holder’s option, to require the Maker to prepay in cash all or a portion of this Debenture at a price equal to one hundred percent (100%) of the aggregate principal amount of this Debenture plus all accrued and unpaid interest applicable at the time of such request (“Mandatory Prepayment Price”) by providing the Maker notice of default (the “Holder’s Notice”). Nothing in this Section 3.6(a) shall limit the Holder’s rights under Section 2.2 hereof.

        (b)        Voluntary Prepayment. Notwithstanding anything to the contrary contained herein, the Maker, at its option and sole discretion, may prepay in cash or Common Stock, subject to the terms and conditions set forth herein, all or a portion of this Debenture, at any time prior to the Maturity Date without penalty, by providing the Holder notice of prepayment.

        (c)        Payment of Prepayment Price. If the Holder shall elect to have its Notes prepaid pursuant to Section 3.6(a) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within thirty (30) days of the Maker’s receipt of the Holder’s Notice.

        Section 3.7    No Rights as Shareholder. Nothing contained in this Debenture shall be construed as conferring upon the Holder, prior to the conversion of this Debenture, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect

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of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE IV

MISCELLANEOUS

        Section 4.1    Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated in the Subscription Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Maker will give written notice to the Holder at least ten (10) days prior to the date on which the Maker takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Maker will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Maker shall promptly notify the Holder of this Debenture of any notices sent or received, or any actions taken with respect to the other debentures of similar character, which may have been issued to other investors.

        Section 4.2    Governing Law. This Debenture shall be governed by and construed in accordance with the internal laws of the State of Nevada, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Debenture shall not be interpreted or construed with any presumption against the party causing this Debenture to be drafted.

        Section 4.3    Headings. Article and section headings in this Debenture are included herein for purposes of convenience of reference only and shall not constitute a part of this Debenture for any other purpose.

        Section 4.4    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy

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and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Debenture. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

        Section 4.5    Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Debenture, including, without limitation, reasonable attorneys’ fees and expenses.

        Section 4.6    Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

        Section 4.7    Amendments. This Debenture may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

      Section 4.8    Transfer of Debenture.

        (a)        Registration of Debenture. The Maker shall keep at its office a register in which the Maker shall provide for the registration of this Debenture and any stated interest thereon and for the registration of transfer of this Debenture. Transfer of this Debenture may only be effected in accordance with the provision of Section 4.8(b).

        (b)        Transfer of Debenture. Subject to this Section 4.8, the Holder may either in person or by its duly authorized representative (at its option), surrender the same at the Maker’s office for registration of transfer or exchange, accompanied if surrendered for transfer by a written instrument of transfer duly executed by such Holder or its representative. In case the Holder shall so request transfer or exchange of this Debenture, the Maker shall, without expense to the Holder (other than transfer taxes, if any), deliver to or upon its order one or more Debentures in the same aggregate unpaid principal amount as the Debenture so surrendered, each dated the later of the date of, or the date to which interest has been paid on, the Debenture so surrendered, in the principal amount of $100,000 or an integral multiple thereof and registered in such name or names as shall be specified by the Holder.

        (c)        Transfer Notice. Prior to any transfer or attempted transfer of this Debenture, the Holder shall give ten days’ prior written notice to the Maker of its intention to

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effect such transfer. Any such notice shall describe the manner and circumstance of the proposed transfer in sufficient detail, and shall contain an undertaking by the Holder to furnish such further information as may be required, to enable the counsel for the Maker to render the opinion referred to below. Promptly upon receiving any such notice, the Maker shall submit a copy thereof to its counsel. If, in the opinion of counsel to the Maker, the proposed transfer of this Debenture may be effected without registration under the Securities Act, the Maker shall, as promptly as practicable, so notify the Holder and the Holder shall thereupon be entitled to transfer this Debenture in accordance with the provisions of Section 4.8(b) and the terms of the notice delivered by the Holder to the Maker. If, in the opinion of the counsel to the Maker, the proposed transfer of this Debenture may not be effected without registration of this Debenture under the Securities Act, the Maker shall, as promptly as practicable, so notify the Holder and the Holder shall not effect the transfer with respect to which it gave notice to the Maker. The Holder shall not under any circumstances transfer this Debenture until receipt from the Maker of notice pursuant to this Section that such transfer may be effected without registration of this Debenture under the Securities Act. Any attempted transfer prior to receipt of such notice from the Maker shall be void and of no force or effect.

        (d)        Compliance with Securities Laws. The Holder of this Debenture acknowledges that this Debenture is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Debenture. This Debenture and any Debenture issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IF THE SECURITIES HAVE BEEN REGISTERED IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT IN ACCORDANCE WITH RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES,

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AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL, OF RECOGNIZED STANDING, OR OTHER EVIDENCE OF EXEMPTION, REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH U.S. SECURITIES LAWS.”

        Section 4.9    Consent to Jurisdiction. Each of the Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Reno, Nevada and the courts of the State of Nevada located in Reno, Nevada for the purposes of any suit, action or proceeding arising out of or relating to this Debenture and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 4.9 shall affect or limit any right to serve process in any other manner permitted by law. Each of the Maker and the Holder hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to this Debenture shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party.

        Section 4.10    Parties in Interest. This Debenture shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

        Section 4.11    Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        Section 4.12    Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Debenture, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Debenture, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Debenture.

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        (a)        No delay or omission on the part of the Holder in exercising its rights under this Debenture, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

        (b)        THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS DEBENTURE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

        Section 4.13    Definitions. For the purposes hereof, the following terms shall have the following meanings:

        “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

        “Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), or (b) if the Common Stock is not traded on the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Nevada are authorized or required by law or other government action to close.

CHILCO RIVER HOLDINGS, INC. By: /s/ Tom Liu _________________________________ (Name): Tom Liu Title: President

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EXHIBIT A

WIRE INSTRUCTIONS

Payee:   ________________________________________________________

Bank:   ________________________________________________________

Address:  _____________________________________________________

                 _______________________________________________________

Bank No.:   _____________________________________________________

Account No.:   __________________________________________________

Account Name:   _________________________________________________

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Convertible Debenture No. _____________ into ____________shares of Common Stock of Chilco River Holdings, Inc. (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion   _________________________________________________________

Applicable Conversion   Price __________________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:  ______________________

Signature   _________________________________________________________________
          [Name]

Address:  ____________________________________________________________

                  ____________________________________________________________